Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) by and between NATIONAL HEALTH CORPORATION, a Tennessee corporation (“Seller”), and NHC/OP, L.P., a Delaware limited partnership (“Buyer”), is effective as of May 14, 2026 (“Effective Date”).

RECITALS

A.    Seller is the owner of certain Property (as defined below) generally known as 815 South Walnut Avenue, Cookeville, Putnam County, TN; 374 Brink Street, Lawrenceburg, Lawrence County, TN; 420 N. University Street, Murfreesboro, Rutherford County, TN; 300 Laboratory Road, Oak Ridge, Anderson County, TN; and 1018 N. Guignard Drive, Sumter, Sumter County, SC.

B.    Each Property is improved with a skilled nursing facility of which Seller is the licensed operator (each, a “Facility”, and collectively, the “Facilities”).

C.    Tennessee HealthCare Advisors, LLC, an affiliate of Buyer, is the manager of the Facilities located in Tennessee, and South Carolina HealthCare Advisors, LLC, an affiliate of Buyer, is the manager of the Facility located in South Carolina (each, with respect to Facilities it manages, “Manager” and together, “Managers”), all pursuant to one or more Management Agreements (as defined in Section 14.18).

D.    Buyer desires to purchase the Property (as defined in Section 1.1), Facilities, and other Acquired Assets (as defined in Section 1.1) from Seller on the terms and conditions set forth in this Agreement.

E.    Seller desires to sell the Property, Facilities, and other Acquired Assets to Buyer on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Seller and Buyer agree as follows:

1.    Sale of Assets.

1.1    Acquired Assets. Seller will sell to Buyer and Buyer will buy from Seller all of Seller’s right, title, and interest to the following:

(a)    good, marketable and indefeasible fee simple title in and to the parcels of land described in Exhibit A-1 attached hereto and legal description of which will be Exhibit A-2 when received from the Title Company, together with all of Seller’s right, title and interest in and to any tenements, hereditaments, appurtenances, easements, rights-of-way, interests, privileges, minerals and mineral rights, water and water rights, utility capacity and rights of way in any way related to such tracts of land, including all of Seller’s right, title and interest in and to any and all streets, alleys, roads, parking areas, curbs, curb cuts, sidewalks, landscaping and signage, sewers and public ways adjacent thereto (collectively, the “Property”);

(b)    the buildings, including, the Facilities, structures, driveways, walkways, parking lots and other improvements placed, constructed, installed or located on the Property (collectively, the “Improvements”);

(c)    the mechanical systems, the fixtures owned by Seller and comprising a part of or attached to the Improvements and any additions to or replacements thereof as of the Closing Date (collectively, the “Systems”);

(d)    Seller’s interest in any and all permits, licenses, certificates of occupancy, approvals, government authorizations, development rights and other authorizations, to the extent assignable, that are held by Seller and issued by any governmental authority relating to the ownership, operation, planning, development, construction or use of the Facilities;

(e)    the furniture, equipment, machinery, supplies, inventory, information technology systems (and any business data thereon), computers, tablets, telephones, electronic and networking hardware (including servers, routers and switches), televisions and other audio/video equipment, appliances, and all other tangible personal property owned by Seller and located at, and used in connection with, any of the Facilities, (the “Tangible Personal Property”);

(f)    the Residency Agreements, admission agreements and related agreements with any of the residents at the Facilities as updated at the Closing (“Assumed Residency Agreements”);

(g)    such assignable contracts related to the ownership, operation, and use of the Facilities as Buyer approves for assignment and assumption, which shall include the Assumed Residency Agreements and may include contracts with health care programs; provided that Buyer shall have no obligation to assume any obligations of Seller under any contract (i) other than those obligations to be performed after the Closing Date, (ii) that relate to or arise from any pre-Closing contract breach, violation or default by Seller, or (iii) if the assumption is conditioned upon the Buyer’s payment of money or incurrence of other consideration or material liabilities to a contract counterparty) (collectively, the “Assumed Contracts”);

(h)    all vehicles used in the operation of the Facilities and included in the figures provided in the Estimated Balance Sheet (as defined below);

(i)    Seller’s intellectual property, including all of Sellers’ right, title and interest in the names associated with the Facilities and all related logos, copyrights and trademarks (if any), and all other trade names actively used in the operation and marketing of the Facilities, to the extent used exclusively in connection with the Faciltiies and not used by Seller with regard to any other property or facility;

(j)    any guaranties and warranties in favor of Seller relating exclusively to the Facilities, to the extent assignable, owned by Seller and received in connection with any construction, repair, maintenance or other services or materials performed or provided solely with respect to the Facilities;

(k)    originals, or where not available, copies, of all books, documents, data and records related to the Facilities regardless of whether in paper, digital or other electronic form, including, without limitation, books of account, ledgers and general, financial and accounting statements and records, including internal financial statements, machinery and equipment maintenance files, resident and patient lists, employee and personnel records and lists, resident and patient medical and health records (including in paper, digital and electronic form), price lists, supplier lists, production data, quality control records and procedures, resident, patient or customer complaints and inquiry files, all compliance manuals, policies and records, research and development files, records and data (including all correspondence with any governmental authority and health care program), employee handbooks, employee records, employee agreements, employee manuals, training materials and video tapes, policies, procedures and materials related thereto, sales material and records, strategic plans, marketing and promotional surveys, material and research, and files relating to the intellectual property purchased assets (collectively, “Purchased Books and Records”); provided, however, that Seller shall be entitled to keep copies of the Purchased Books and Records to the extent required by any Laws or internal document retention or other similar policy or used in or related to any Excluded Assets or Retained Liabilities, subject to the confidentiality obligations hereunder and provided, further, that Seller shall be entitled to access to, and a right to copy, any of the Purchased Books and Records at Seller’s expense upon Seller’s reasonable request or to the extent required by any Laws applicable to Seller or used in or related to any of the Excluded Assets or with respect to any of the Acquired Assets for periods prior to the Closing Date, subject to the confidentiality obligations hereunder;

(l)    telephone numbers of the Facilities;

(m)    all accounts receivable, prepaid expenses, credits and advance payments;

(n)    deposits, and other restricted cash and cash equivalents, including assets reflected on Seller’s balance sheet as “limited as to use,” including, without limitation, the resident trust funds; and

(o)    all insurance benefits, including rights and proceeds, arising from or relating to the Acquired Assets;

(p)    all Balance Sheet Assets (as defined below);

(q)    all other assets, including intangible assets, owned by Sellers pertaining to or used exclusively in connection with the ownership or operation of the Facilities, including any goodwill.

All of the Property, Facilities, Improvements, Systems, Tangible Personal Property, Assumed Residency Agreements, Assumed Contracts, and other assets described in Sections 1(a) through (q) inclusive are collectively the “Acquired Assets.” The Acquired Assets shall not include, however, the Excluded Assets (as defined below).

1.2    Contingencies. Notwithstanding any other provision hereof, the transaction contemplated herein (the “Transaction”) shall be contingent upon (i) approval by the National Healthcare Corporation Board of Directors (which may grant or deny the approval for any reason in its sole discretion); (ii) Buyer’s obtaining financing acceptable to Buyer, if Buyer determines it will seek financing (in which event Buyer shall work to obtain same using diligent and good faith efforts); and (iii) approval by applicable governmental authorities of license transfers, issuance of new operating licenses and other change of ownership requirements necessary to implement the desired legal transfer from Seller to Buyer of the rights and obligations related to operation of the Facilities (collectively, the “CHOW Approvals”). In the event the contingencies in (i) and (ii) are not met, the Buyer may terminate this Agreement and have the Deposit returned to it.

1.3    Retained Liabilities. Other than Balance Sheet Liabilities expressly provided for in this Agreement, any assumed liabilities in the Management Agreements, and/or in any other separate agreement by and between Seller and Buyer (or its affiliate(s)), Buyer shall not assume or in any way be liable or responsible for any liabilities of Seller, or other liabilities, whether known or unknown, direct or indirect, however contingent, including the following liabilities of Seller (collectively, the “Retained Liabilities”):

(a)	the outstanding amount of all principal, interest, fees and expenses in respect of borrowed money, indebtedness, letters of credit, capital leases and installment purchases of Seller (“Indebtedness”);

(b)

all obligations of Seller relating to taxes, including, without limitation, (i) any liability of Seller for any transfer taxes and any other taxes arising in connection with the consummation of the Transaction (subject to the provisions of Section 6.5 below), (ii) any taxes for which Seller is liable any retroactive adjustments to taxes made by a governmental authority that relate to the period prior to the Closing Date;

(c)	Seller’s obligations under this Agreement or any agreement entered into in connection with the Transaction;

(d)

any claims against Seller, or to which Seller is subject, filed or otherwise, with respect to or relating in any manner to the operations, management, ownership or affairs of Seller, the Acquired Assets, or the ownership or operation of the Facilities prior to Closing, regardless of when such matter is initiated (including, without limitation, professional liability claims);

(e)

any redetermination, repayment, recoupment or adjustment to any amounts to or from any health care program with respect to the Facilities relating to the period prior to the Closing Date, regardless of whether Buyer assumes the related health care program or provider agreements following the Closing Date, including any retroactive or audit matters which relate to the period prior to the Closing Date regardless of when initiated;

(f)

any rate adjustment, redetermination, repayment or recoupment after the Closing Date arising out of any failure by Seller to comply with any applicable regulations or requirements prior to the Closing Date;

(g)

any regulatory or enforcement proceeding, action or investigation initiated by, or on behalf of, any health care program or governmental authority, which relates to any alleged act or failure to act of any of the Seller which occurred prior to the Closing Date, regardless of when such proceeding, action or investigation is initiated;

(h)

any seller plan liabilities, including asset retirement obligations, any obligations respecting any pension, profit sharing, retirement, employee benefit or similar plan, 403(b) plan, benefit or arrangement, including any and all obligations of Seller to Employees in respect of any retirement plan;

(i)	any liabilities associated with any Excluded Assets;

(j)

any liabilities of Seller not disclosed in this Agreement, and any liabilities (other than assumed liabilities) asserted against or incurred by Buyer or its Affiliates after the Closing Date, in each case with respect to, or arising from, or related to, the ownership, management or operation of the Acquired Assets, and the Facilities relating to all periods of time prior to the Closing Date, including any action, inaction or conduct of Seller during such periods of time;

(k)	any Liability under any contract of Seller that is not an Assumed Contract;

(l)	any liability of Seller which is unrelated to the Acquired Assets, or Facilities;

(m)	Seller’s transaction costs;

(n)

any Balance Sheet Liabilities (as defined below) reflected on the Final Statement in the “Other Liabs incl property taxes” category provided for in Section 2.2(a) to the extent they exceed the amount of Balance Sheet Liabilities in the “Other Liabs incl property taxes” category on the Estimated Balance Sheet.

The Retained Liabilities will remain the sole responsibility of and will be retained, paid, performed and/or otherwise discharged solely by Seller, and Seller must indemnify, defend, and hold harmless Buyer against any and all Claims (as defined below), resulting from, relating to, or arising out of the Retained Liabilities. Seller’s obligations under this Section 1.3 will survive the Closing and the delivery of the Deeds.

2.    Purchase Price.

2.1    Purchase Price. As consideration for the purchase of the Acquired Assets (excluding those Balance Sheet Assets and Balance Sheet Liabilities which are subject to the Net Book Adjustment described below), Buyer will pay to Seller Fifty Million Five Hundred Thousand and 00/100 Dollars ($50,500,000.00) (the “Base Purchase Price”). As consideration for the purchase of the Balance Sheet Assets and assumption of the Balance Sheet Liabilities, the Base Purchase Price will be adjusted pursuant to the Net Book Adjustment reflected in Section 2.2 below (as so adjusted, the “Purchase Price”). The Purchase Price is payable as follows:

(a)    Deposit. Within three (3) business days after the Effective Date, Buyer shall deliver by cashier’s check or wire transfer the sum of $750,000.00 (the “Deposit”) to First American Title Company, Attn: Susan Felts, 511 Union Street, Suite 1600, Nashville, TN 1600 (sfelts@firstam.com), which firm is the “Escrow Agent” or “Title Company” under this Agreement. Buyer may direct Title Company to hold the Deposit in an interest-bearing account with a national commercial bank at Buyer’s election. The Deposit will be applied against the Purchase Price at the Closing. Otherwise, the Deposit will be delivered to the party entitled to receive the Deposit in accordance with the provisions of this Agreement. The Deposit will become non-refundable to Buyer at the expiration of the Inspection Period (except as otherwise expressly provided herein) if Buyer elects to proceed with the purchase of the Property.

(b)    Balance of Purchase Price. The balance of the Purchase Price, plus or minus prorations and other adjustments as provided in this Agreement, if any, is due at Closing (but subject to the post-Closing Net Book Adjustment) and must be paid by wire transfer of immediately available funds paid to Title Company on the Closing Date (as defined below).

2.2    Purchase Price Adjustments and Assumption of Certain Liabilities.

(a)    The Base Purchase Price shall be adjusted to incorporate the net book value of the Balance Sheet Assets and the Balance Sheet Liabilities related solely to the Facilities transferred, as of the Closing Date (the “Net Book Value”; such adjustment, the “Net Book Adjustment”). Notwithstanding the foregoing or any other provision hereof, the Net Book Value shall not include the assets listed on Schedule 1 attached hereto (the “Excluded Assets”). The Net Book Value shall be calculated as set forth in the example included on Schedule 2 attached hereto. At least three (3) days prior to the Closing, Buyer and Seller will mutually agree on the amounts known or estimated of Balance Sheet Assets and Balance Sheet Liabilities as of Closing, which amounts will be based upon the numbers known as of April 30, 2026 (or, if the Closing does not occur on June 1, 2026, such numbers will be based upon the numbers known as of the last day of the calendar month closest to the date of the Closing to the extent reasonably practicable) and will be set forth on Schedule 2.2(a) to be attached hereto once mutually agreed (the “Estimated Balance Sheet”), and the Base Purchase Price payable at Closing has been adjusted by the Net Book Adjustment as determined pursuant to the Estimated Balance Sheet. The Balance Sheet Assets and Balance Sheet Liabilities (and the resulting Net Book Adjustmnet) are subject to post-Closing reconciliation and adjustment as provided below. By executing this Agreement, at Closing, Buyer shall and does (i) assume, purchase, and acquire from Seller all of Seller’s right, title and interest in and to the accounts receivable, estimated costs reports, inventory, and prepaid expenses of Seller, in each case incurred by Seller in the ordinary course of business and consistent with past practice (the “Balance Sheet Assets”), and (ii) assume all and full legal responsibilty, obligation and liability for all unpaid operating costs of the Facilities and recurring obligations, in each case which were incurred by Seller in the ordinary course of business and consistent with past custom and practice, and excluding the Retained Liabilities (the “Balance Sheet Liabilities”), which Balance Sheet Assets and Balance Sheet Liabilities are reflected in the categories and amounts set forth in the Estimated Balance Sheet, including any increases or decreases thereto resulting from Balance Sheet Assets and Balance Sheet Liabilities relating to the pre-Closing period that are identified at any time after Closing (including after the end of the True-Up Period (as defined below)); provided, however, notwithstanding the foregoing Buyer shall not be liable for more than the amount reflected as “Other liabs incl prop taxes” on the Estimated Balance Sheet. Within 60 days following the Closing Date (the “True-Up Period”), Buyer, with the cooperation of Managers on Seller’s behalf, shall prepare and deliver to Seller a revised balance sheet which reflects the actual amount of Balance Sheet Assets and Balance Sheet Liabilities as of the Closing Date (the “Final Statement”), which Final Statement will be prepared in a manner consistent with the Estimated Balance Sheet. Concurrently with the delivery of the Final Statement, the Base Purchase Price shall be further adjusted by the difference between the Net Book Adjustment reflected in the Estimated Balance Sheet and the Net Book Adjustment reflected in the Final Statement (“Post-Closing Adjustment”). If the Post-Closing Adjustment results in a larger reduction of the Base Purchase Price, Seller shall make payment to Buyer in the amount of the Post-Closing Adjustment within 30 business days of receiving the Final Statement. If the Post-Closing Adjustment results in a lesser reduction of the Base Purchase Price, Buyer shall make payment to Seller in the amount of the Post-Closing Adjustment within 30 business days of deliver of the Final Statement.

Notwithstanding any other provision contained herein, fifty percent (50%) of the value of movable equipment net of depreciation, as such value is reflected as a Balance Sheet Asset, shall be included as a Balance Sheet Asset as part of the Net Book Value Adjustment (and subsequent Net Book Adjustment). The other fifty percent (50%) shall be considered part of the Base Purchase Price.

In the event the parties are unable to agree on the Final Statement and Post Closing Adjustment, then an officer of each party, with the authority to decide, shall meet and confer in good faith to resolve the disagreement. If a disagreement continues for 30 days after such efforts, then the parties shall agree on a third-party accountant to review, decide and resolve the disagreement, which shall be binding on the parties.

(b)    The Purchase Price shall be further adjusted to offset unpaid management fees owed by Seller to Managers through the date of Closing pursuant to the Management Agreements (the “Management Fees”). At Closing, the unpaid Management Fees which are known through April 30, 2026 (and which will be identified on Schedule 2.2(a)) will be offset against, and reduced from, the Purchase Price, and the unpaid Management Fees which are owed for May 1, 2026 through the date of Closing will be subject to reconciliation as part of the Post-Closing Adjustment process described above. By signing the limited acknowledgment and agreement below, each Manager agrees to reasonably cooperate with Seller and Buyer to prepare the Estimated Balance Sheet and Final Statement as set forth in Section 2.2(a) above and, additionally, agrees that by reducing the Purchase Price by the amount of Management Fees owed as of Closing, Seller has fully discharged its obligations to pay the Management Fees to each Manager; notwithstanding the foreoing, Seller will not be released for those obligations that survive termination pursuant to and under the terms of the Management Agreements. Each Manager shall also not make any advanced payment or pre-payment of Balance Sheet Liabilities without Seller’s prior written approval, except for any payments or pre-payments of such Balance Sheet Liabilities which are made in the ordinary course of business and consistent with past practice. The terms and obligations of this Section 2.2 will surive the Closing and the delivery of the Deeds.

2.3    Allocation. The parties agree that the portion of the Purchase Price attributable to the five Facilities for the purpose of determining transfer tax liability shall be determined by Buyer prior to Closing, subject to reasonable comments from Seller. The remainder of the Purchase Price will be deemed allocated to the personal property and intangible property that are part of the Acquired Assets.

3.    Inspection Period.

3.1    Inspections. To enable Buyer to proceed with the purchase of the Property, Buyer may perform or cause to be performed certain inspections, tests and studies, including, but not limited to, environmental, engineering and soil studies (hereinafter collectively referred to as “Inspections”), and certain reviews, approvals and inquiries about the Property, so as to determine whether, in Buyer’s sole discretion, it is feasible, economically or otherwise, to acquire the Property. Buyer has from the Effective Date until 5:00 p.m. Eastern Time on the date which is the earlier of (i) the Closing Date and (ii) June 16, 2026 (the “Inspection Period”) to perform any Inspections which Buyer, in its sole discretion, deems necessary to determine the feasibility of its acquisition of the Property. If for any reason whatsoever during the Inspection Period Buyer elects, in Buyer’s sole discretion, not to proceed with the purchase of the Property, Buyer may terminate this Agreement by notifying Seller and Title Company in writing of Buyer’s election, and Title Company will return the Deposit to Buyer immediately thereafter. A failure to so notify Seller and Title Company on or before the expiration of the Inspection Period constitutes Buyer’s election to proceed with the purchase of the Property, subject to the fulfillment of Seller’s obligations hereunder. Requests for the CHOW Approvals shall be submitted no later than seven (7) days after the Effective Date.

3.2    Entry. Buyer and Buyer’s employees, contractors, and agents (“Representatives”) shall have the right to enter upon the Property during normal business hours upon reasonable prior notice to Seller and in conformance with the terms and provisions of the Management Agreements (as defined below). Buyer agrees that the scope of any soil testing and/or environmental testing (other than a Phase I environmental study) must be approved by Seller, in its sole discretion, prior to the commencement of the testing work. Investigation and due diligence activities, including any studies or work, conducted at the Property by or on behalf of Buyer are referred to herein as “Buyer’s Work.” In conducting Buyer’s Work on the Property, or otherwise accessing the Property, Buyer shall at all times: (a) comply with all laws and regulations of all applicable governmental authorities, (b) not unreasonably interfere with the business of Seller conducted at the Property, and (c) not cause any damage to the Property. Seller shall be entitled to have a representative present at all times during all Buyer’s Work. In the event Buyer does not purchase the Property, Buyer shall repair or restore any damage or disturbance which Buyer or Buyer’s Representatives shall cause to the Property. All inspection fees, engineering fees and other costs and expenses of any kind incurred by Buyer or Buyer’s Representatives relating to Buyer’s Work shall be at the sole expense of Buyer. Buyer shall keep all information obtained during its inspections and access to the Property confidential, except to those with a need to know as part of this transaction. In the event this Agreement is terminated, then Buyer shall, upon request of Seller, deliver a copy of all non-confidential reports related to, or produced as a result of, Buyer’s Work to Seller within seven (7) days of Buyer’s receipt of same. Seller shall reimburse Buyer for all out-of-pocket costs for such requested reports.

3.3    No Liens. All of Buyer’s Work performed on the Property shall be at no cost to Seller and Buyer shall not permit the creation of any lien in connection with Buyer’s Work, including, without limitation, any lien in favor of any contractor, subcontractor, materialman, mechanic, surveyor, architect or laborer engaged by Buyer. If any such lien is filed against the Property as a result of the activities of Buyer or Buyer’s agents, employees or contractors, then, within 20 days after receipt of written demand from Seller, Buyer will either cause the lien to be discharged of record by payment of the claim or posting of a bond, or will take such other action as may be reasonably acceptable to protect Seller from any loss or damage to the extent arising from such lien.

3.4    Indemnification. Buyer will indemnify, defend and hold harmless Seller against any and all liabilities, claims and damages, including, without limitation, any property damage or personal injury or claim of lien against the Property (collectively, “Claims”), resulting from Buyer’s and/or Buyer’s Representatives’ entry onto the Property (including, without limitation, reasonable attorneys’ fees and expenses paid or incurred by Seller during litigation in connection therewith, if any); provided, however, that Buyer shall have no liability for Claims to the extent arising out of (i) the mere discovery of existing environmental conditions on the Property, or (ii) the negligence or intentional misconduct of Seller. Buyer’s indemnification obligations set forth herein shall survive the termination of this Agreement.

3.5    Insurance. Concurrently with the execution of this Agreement and during the term of this Agreement, Buyer shall maintain workers’ compensation insurance in accordance with applicable law, and shall also maintain, at its expense, commercial general liability insurance with limits of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate. Buyer shall furnish to Seller a certificate of insurance evidencing the foregoing coverages, and naming Seller as an additional insured, prior to entry onto the Property.

3.6    Property Information. In connection with Buyer’s investigation of the Property, and subject to the remaining provisions of this Agreement, within five (5) days of the Effective Date, Seller shall make available to Buyer the information and materials relating to the Property listed on Exhibit B attached hereto, to the extent in Seller’s possession and related to the Property and to the extent not already in the possession of Buyer in connection with its operation of the Facility (collectively, the “Property Information”). Buyer specifically acknowledges and agrees the Property Information has been and shall be made available (to the extent made available) to Buyer without representation or warranty by, or recourse against, Seller, it being agreed that Buyer shall not rely on such documents and shall independently verify the truth, accuracy and completeness of said information and/or items contained therein. If Buyer fails to consummate this Transaction, Buyer shall promptly return to Seller all Property Information, and Buyer shall promptly deliver to Seller copies of all due diligence materials prepared by or for Buyer in connection with this Transaction, excluding any proprietary, privileged or confidential communications, memoranda or summaries, but without any representation, warranty, obligation or liability of Buyer or the preparer of such documents. The provisions of this Section 3.6 shall survive the Closing.

4.    Title Requirements, Survey and Permitted Exceptions.

4.1    Title Evidence. The parties recognize that Seller has ordered from the Title Company ALTA extended owner’s commitments for title insurance (the “Title Commitments”) covering the Property (together with legible copies of the exception documents referenced in the Title Commitments), pursuant to which the Title Company shall agree to issue to Buyer, on the Closing of the purchase of the Property, ALTA extended owner’s title insurance policies for each Property in the amount of the portion of the Purchase Price allocated to the applicable portion of the Real Property (the “Title Insurance Policies”). The Title Company’s agreement to issue the Title Insurance Policies free of all matters except the Permitted Exceptions (as defined below) and any encumbrances placed on the Property by Buyer shall be a condition to Buyer’s obligation to close the Transaction contemplated herein. Seller will pay in full, on or before the Closing, any monetary encumbrances, including without limitation mortgages, liens for delinquent taxes, judgments, or mechanic’s liens against the Property, in each case created by or on behalf of Seller and then existing in relation to the Property (collectively, “Seller Cure Items”).

4.2    Survey. Buyer may order, at Buyer’s cost, new or updated ALTA/NSPS surveys for the Property (the “Surveys”). Such Surveys shall be performed by a surveyor licensed in the respective states in which the Property is located. If any Survey obtained by Buyer reflects a legal description for any Property that differs from the legal description contained in the applicable vesting deed(s), Seller shall, at Closing, if requested by Buyer, execute and deliver to Buyer a quitclaim deed for such Property using such legal description reflected on the applicable Survey, provided that (i) such confirmatory quitclaim deed shall be without representation or warranty of title, express or implied, and (ii) the form and substance of such confirmatory quitclaim deed and revised legal description shall be reasonably acceptable to Seller, Buyer, and the Title Company.

4.3    Objections; Cure of Title and Survey Objections. If the Title Commitments or the Surveys disclose any defects, liens, or encumbrances objectionable to Buyer, in Buyer’s discretion, Buyer may object in writing to the same no later than May 22, 2026. Matters listed in the Title Commitments or the Surveys and not objected to by Buyer within such period and matters later accepted by Buyer shall constitute “Permitted Exceptions.” As to any matters to which Buyer so objects in a timely manner, Seller shall notify Buyer in writing, within five (5) days after receipt by Seller of Buyer’s objection letter, as to which specific matters Seller is unable or unwilling to remedy and which specific matters Seller will exercise reasonable efforts to attempt to remedy (“Seller’s Response”). As to those matters to be remedied, Seller shall deliver to Buyer revised Title Commitments reflecting that such remedy has been effected, or Seller shall otherwise assure Buyer, to Buyer’s reasonable satisfaction, that such remedy will be made on or before the Closing Date.  If Seller is unable or unwilling to remedy all matters objected to by Buyer and to deliver the Title Policies in accordance with the foregoing requirements, and/or if Seller fails to provide Seller’s Response within such five-day period, Buyer may, at its option: (i) consummate the Transaction and accept such title as Seller is so able or willing to convey, and without any claim against Seller or any adjustment in the Purchase Price with respect thereto, or (ii) terminate this Contract by giving written notice to Seller of the same on or prior to Anticipated Closing Date, in which event the Deposit shall be returned to Buyer.  If Buyer fails to give the termination notice under clause (ii) above within such period, Buyer shall be deemed to have elected clause (i) above as to those specific matters that are set forth in such Seller’s Response or, if no Seller’s Response is provided, to have waived its objections. In the event Seller indicates that Seller will cure any of Buyer’s objections on or prior to the Closing Date but fails to so cure such objections, the same shall be deemed a default by Seller pursuant to Section 10.1 hereof, and Buyer shall have all remedies set forth therein against Seller.

4.4    Title Insurance Policy Claims. Notwithstanding anything contained in this Agreement to the contrary, with respect to all matters affecting title to the Property, and any liens or encumbrances affecting the Property, Buyer acknowledges and agrees that it is relying upon the Title Insurance Policies. If Buyer has a claim under the Title Insurance Policies and the subject matter of the claim also constitutes the breach of any representation, warranty or covenant made by Seller in this Agreement or the Deeds (as defined below), Buyer agrees that it will look first to the Title Insurance Policies for recovery of such claim, and Buyer shall only assert any claim against Seller for recovery of such claim after all remedies available to Buyer under the Title Insurance Policies are exhausted and any recovery from Seller hereunder shall be in excess of remedies received by Buyer under the Title Insurance Policies. This Section 4.4 shall survive Closing and delivery of the Deeds.

5.    Intentionally Deleted

6.    Closing.

6.1    Closing Date. The consummation of the Transaction (the “Closing”) shall occur on or before June 1, 2026 (the “Anticipated Closing Date”) (provided that the failure of the Closing to occur on or before such date will not affect the duration of the Inspection Period set forth above), subject to the provisions of this Section 6.1 and unless extended by agreement of the Parties (the “Closing Date”). Notwithstanding the foregoing, in the event the state licensing CHOW Approvals (the “CHOW”) have not been obtained by the Anticipated Closing Date, the Closing Date shall automatically be extended until the date that is ten (10) days following the date that CHOW Approvals are obtained. Seller and Buyer shall reasonably cooperate in requesting the CHOW Approvals and satisfying related requirements and requests of the applicble governmental authorities. Notwithstanding the foregoing, Buyer may elect (and Seller shall not unreasonably refuse) to consummate the Closing prior to the CHOW Approvals (whether upon receipt of comfort letters from the appropriate governmental entities (or reasonable equivalent thereof) or otherwise in Buyer’s discretion) and the parties will enter into an appropriate interim management/lease arrangement. In the event that the CHOW Approvals are denied with no further opportunity to appeal such denial, either party hereto shall have the right, within ten (10) days and by written notice, to terminate this Agreement and Buyer’s Deposit shall be returned to it. Notwithstanding the foregoing, in the event the actual Closing has not occurred on before the date that is nine (9) months following the Anticipated Closing Date, either party shall have the right to terminate this Agreement, with each party paying its own costs and attorney’s fees and Buyer’s Deposit being returned to it.

6.2    Possession; Seller Termination Right; Buyer Default and Cure. Possession of the Property will be delivered by Seller to Buyer on the Closing Date. Notwithstanding anything to the contrary contained herein, in the event Buyer has not terminated this Agreement during the Inspection Period, and advises Seller, or Seller otherwise becomes aware that Buyer is unable or unwilling to proceed to Closing on or prior to the Closing Date, Seller shall be entitled to provide written notice to Buyer of its intent to terminate and the basis for such termination. Buyer shall have 15 days to cure and, failing to do so, Seller may then collect the Deposit and shall not be obligated to proceed to Closing and present the Deed and the other conveyance documents as a condition to collecting the Deposit.

6.3    Seller’s Obligations at Closing. On or before the Closing Date, Seller will execute and deliver to Title Company (to be delivered to Buyer through Title Company at Closing), the following (which documents may be drafted to address one or more Sites as Buyer and Seller mutually deem appropriate, and which shall conform to the Title Company’s reasonable requirements):

(a)    Special Warranty Deeds. A Special Warranty Deed (collectively, the “Deeds”) for each Property, in commercially reasonable form to be mutually agreed upon by Buyer and Seller.

(b)    Non-Foreign Affidavit. A non-foreign affidavit properly executed and containing such information as is required by IRC Section 1445(b)(2) and its regulations.

(c)    Bill of Sale and Assignment. A bill of sale and assignment in commercially reasonable form to be mutually agreed upon by Buyer and Seller.

(d)    Assignment of Resident Agreements. If applicable, an assignment of resident agreements in commercially reasonable form to be mutually agreed upon by Buyer and Seller.

(e)    Management Agreement Termination. An executed copy of the Management Agreement Termination (as defined below).

(f)    Service Contracts Assignment. A signed copy of the Service Contracts Assignment (as defined below).

(g)    Title Documents. Such affidavits of Seller or other documents as may be reasonably required by Title Company in order to record the closing documents and issue the Title Insurance Policies free of all matters except the Permitted Exceptions and any encumbrances placed on the Property by Buyer.

(h)    Closing Statement. A closing statement setting forth the Purchase Price, the Deposit, adjustments, prorations and Closing costs as set forth herein.

(i)    Additional Documents. Such other documents as may be required by the terms and conditions of this Agreement or the Title Company.

(j)    Escrow Agreement. A signed copy of the Escrow Agreement (defined below).

(k)    Operations Transfer Agreement (“OTA”). An OTA for each Facility in a commercially reasonable form acceptable to the Seller and Buyer.

(l)    Employee Leasing Agreement. A signed Employee Leasing/Services Agreement for each Facility.

6.4    Buyer’s Obligations at Closing. On or before the Closing Date, Buyer will execute and deliver to Title Company (to be delivered to Seller through Title Company at Closing), the following:

(a)    Purchase Price. The Purchase Price payable in accordance with the requirements of Section 2.1.

(b)    Bill of Sale and Assignment. The bill of sale and assignment described above.

(c)    Assignment of Resident Agreements. A copy of the assignment of resident agreements described above.

(d)    Management Agreement Termination. An executed copy of the Management Agreement Termination.

(e)    Service Contracts Assignment. A signed copy of the Service Contracts Assignment.

(f)    Closing Statement. A closing statement setting forth the Purchase Price, the Deposit, adjustments, prorations and Closing costs as set forth herein.

(g)    Additional Documents. Such other documents as may be required by the terms and conditions of this Agreement or the Title Company.

(h)    Escrow Agreement. A signed copy of the Escrow Agreement.

(i)    Employee Leasing Agreement. A signed Employee Leasing/Services Agreement for each Facility.

(j)    Operations Transfer Agreement (OTA). An OTA for each Facility in a commercially reasonable form acceptable to the Seller and Buyer.

6.5    Closing Costs.

(a)    Seller’s Costs. Seller will pay the following costs and expenses in connection with the Closing:

(i)    One-half (1/2) of all Title Company closing charges;

(ii)    All mortgage, transfer, and/or conveyance taxes and recording fees, and all documentary stamps payable upon the recording of the Deeds in connection with the conveyance of the Site in South Carolina;

(iii)    The premium payable for the Title Insurance Policies (but not the costs of endorsements);

(iv)    All costs of removing mortgages or other monetary liens encumbering the Property by or through Seller; and

(v)    Seller’s costs of document preparation and its attorneys’ fees incurred in connection with this Agreement.

(b)    Buyer’s Costs. Buyer will pay the following costs arising in connection with the Closing:

(i)    One-half (1/2) of all Title Company closing charges;

(ii)    All mortgage, transfer, and/or conveyance taxes and recording fees, and all documentary stamps payable upon the recording of the Deeds in connection with the conveyance of the Sites in Tennessee;

(iii)    All due diligence or inspection costs incurred by Buyer;

(iv)    The costs of all endorsements to the Title Insurance Policies

(v)    All costs related to any loan(s) obtained by Buyer, including all costs of any lender’s title policy or policies; and

(vi)    Buyer’s cost of document preparation and its attorneys’ fees incurred in connection with this Agreement.

6.6    Prorations. The following items (but in any event excluding those which are subject to the Net Book Value Adjustment as set forth above) will be prorated between Seller and Buyer as of 12:01 a.m. on the Closing Date (the “Proration Date”), and this provision shall survive Closing:

(a)    Property Taxes and Assessments. City, state and county ad valorem taxes and all general and special assessments for the calendar year of Closing based on the ad valorem tax bills for the Property for such year. If the amount of any such tax or assessment to be prorated cannot be then ascertained, proration shall be computed on the basis of the rate(s) for the preceding year applied to the last assessed valuation prior to the Closing Date, and either party hereto may request reasonable subsequent adjustment within thirty (30) days following receipt of notification of the actual amounts.

(b)    Operating and Utility Charges. Sanitary sewer taxes, utility charges and any other operating expenses associated with the operation of the Property, if any. Seller will endeavor to obtain final readings for utility charges for the Property as of the Closing Date.

(c)    Other Prorations. Any other items that are customarily prorated in comparable transactions in the states in which each respective Site is located, and any other items Seller and Buyer mutually instruct Title Company to prorate prior to the Close of Escrow, including:

(i)    Amounts payable by, or owed to, Seller pursuant to the Service Contracts; and

(ii)    Any other accounts receivable owed or payable to Seller pursuant to any other agreements in connection with ownership and operation of the Property.

7.    Damage. If, prior to the Closing Date, all or any part of the Property or Facilities is substantially damaged by fire, casualty, the elements or any other cause, Seller will promptly give notice to Buyer of such fact and at Buyer’s option (to be exercised within fifteen (15) days after Seller’s notice), this Agreement will terminate, in which event neither party will have any further obligations under this Agreement except for those obligations which expressly survive the termination hereof, and the Deposit will be refunded to Buyer. If Buyer fails to elect to terminate despite such damage, or if the Property is damaged but not substantially, there will be no reduction in the Purchase Price, and Seller will assign to Buyer at the Closing all of Seller’s right, title and interest to receive the proceeds of all insurance related to such damage. For purposes of this Section 7, the words “substantially damaged” mean damage that would cost $2,000,000 or more to repair.

8.    Condemnation. If, prior to the Closing Date, eminent domain proceedings are commenced against all or any material part of the Property, Seller will immediately give notice to Buyer of such fact and at Buyer’s option (to be exercised within fifteen (15) days after Seller’s notice), this Agreement will terminate, in which event neither party will have further obligations under this Agreement except for those obligations which expressly survive the termination of this Agreement and the Deposit will be refunded to Buyer. If Buyer fails to elect to terminate despite such eminent domain proceedings, there will be no reduction in the Purchase Price, and Seller will assign to Buyer at the Closing all of Seller’s right, title and interest in and to any award made or to be made in the condemnation proceedings. For purposes hereof, any taking or condemnation costing less than $2,000,000.00 shall not be deemed material.

9.    Representations and Warranties.

9.1    Mutual Representations and Warranties. Each party represents and warrants to the other party that:

(a)    This Contract has been duly executed and delivered by such party, and constitutes the valid and binding obligation of such party, enforceable against it in accordance with the terms hereof; and

(b)    The execution, delivery and performance of this Contract does not violate or breach the terms of any agreement to which it is a party or by which it or its property may be bound.

9.2    Seller Representations and Warranties. Seller represents and warrants to Buyer that the following are true and correct as of the Effective Date and as of the Closing Date:

(a)

Organization. Seller is (a) duly incorporated, validly existing and in good standing under the Laws of the state of its jurisdiction of incorporation and (b) duly qualified to do business and in good standing in each jurisdiction where such qualification is required by applicable Laws.

(b)

Authority; Enforceability. Seller possesses all requisite corporate power and authority including required licenses, approvals and authority of all applicable governmental authorities legally necessary to own the Acquired Assets and to operate the Facilities. Seller has the full corporate right, power and authority to enter into this Agreement and, as of the Closing Date, will have the full right, power and authority to enter into all other transaction documents contemplated hereby and to consummate the Transaction contemplated herein.

(c)

No Conflicts. Subject to obtaining the CHOW Approvals, to Seller’s knowledge, neither the execution, delivery and performance by Seller of any of the transaction documents contemplated herein nor the consummation of the Transaction will: (a) violate any Law applicable to Seller in any material respect; (b) result in the modification, acceleration, termination, material breach or violation of, or material default under, any contract, permit, or government authorization to which Seller is a party or by which the Acquired Assets (including the Property), the Facilities, or any portion thereof is bound; (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any person under any contractual obligation of Seller; (d) result in the creation or imposition of a lien upon, or the forfeiture of, any Acquired Assets; or (e) result in a breach or violation of, or default under, the organizational documents of Seller.

(d)

Litigation; Government Orders. There are no claims (A) pending, or, to Seller’s knowledge, threatened against or affecting, or pending or threatened by Seller, or (B) pending, or, to Seller’s knowledge, threatened against or affecting, any of Seller’s directors, managers, officers or employees with respect to the Acquired Assets or other rights of Seller.

(e)

Violations. To Seller’s knowledge, no Acquired Asset is used in material violation of any Laws (including any zoning, building, ordinance, code or approval or any building permit) or any restriction of record or agreement affecting the Acquired Assets or any part thereof, or is in material default with respect to any judgment, writ, injunction or decree of any governmental authority.

(f)

Facility Notices. Seller has not received any written notice of any claim, requirement or demand of any licensing or certifying agency to rework or redesign any Facility so as to conform to or comply with any existing law which has not been fully satisfied prior to the Execution Date or which will not be fully satisfied prior to the Closing Date.

(g)

Permits. Except to the extent done so by Buyer (or its affiliate) in connection with management of the Facilities, Seller has obtained all permits required to own the Acquired Assets, the Facilities, and to operate the Facilities, and all such required permits remain in full force and effect. To Seller’s knowledge, Seller is, and, has been at all times during the past six (6) years, in material compliance with all terms and requirements of each permit held by such Seller. None of the permits is subject to any order, unsatisfied judgment, suspension, writ, injunction, probation or decree. Seller has not received notice of and to Seller’s knowledge, no governmental authority has commenced or has threatened an investigation of any such permit or material compliance therewith.

(h)	No Condemnation Proceedings. There are not any existing or, to Seller’s knowledge, pending or threatened, condemnation or similar proceedings against the Property.

(i)

Litigation. To Seller’s knowledge the Property is not subject to any pending or threatened litigation and that there are no special assessments or other impositions which are pending with respect to the Property or any portion thereof except as reflected on the applicable tax bills and Title Commitments.

(j)	Foreign Person. Seller is not a “foreign person,” “foreign partnership,” “foreign trust” or “foreign estate” as those terms are defined in Section 1445 of the Internal Revenue Code.

(k)

Hazardous Substances. Except as disclosed by any environmental assessment received by Buyer, to Seller’s knowledge, the Property has not been used for the production, storage, deposit or disposal of Hazardous Materials (as defined below) in violation of any applicable Environmental Laws and Regulations (as defined below). Seller has not received any written notice from any applicable governmental authority that any such substances have been placed or located upon the Property in violation of applicable Environmental Laws and Regulations. For purposes hereof, the term “Hazardous Materials” shall mean and refer to any “hazardous waste” or “hazardous substance,” as such terms are set forth in, under or pursuant to the Environmental Laws and Regulations, oil or petroleum products or their derivatives, polychlorinated biphenyls, asbestos, radioactive materials or waste, and any other toxic, ignitable, reactive, corrosive, explosive, contaminating or polluting materials which are now or in the future subject to governmental regulation. “Environmental Laws and Regulations” shall mean any federal, state or local laws now or hereafter in effect relating to pollution or protection of the environment or emissions, discharges, spills, releases or threatened releases of any Hazardous Materials into the environment (including without limitation indoor air, ambient air, surface water, ground water or land), including without limitation, the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as amended, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §§ 9601 et seq., as amended, the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq., as amended, the Clean Water Act, 33 U.S.C. §§ 1251 et seq., as amended, the Clean Air Act, 42 U.S.C. §§ 7401 et seq., as amended, the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq., as amended, and any rules and regulations now or hereafter promulgated under any of such acts.

(l)

Agreements. Except with respect to any agreements with residents of the Facilities and/or as may be disclosed in the Title Commitment or as may constitute a part of the Permitted Encumbrances, Seller is not a party to any leases or other occupancy agreements that will be binding on the Property following the Closing.

(m)	Seller Entity. Seller is not an Employee Benefit Plan as defined in Section 3(3) of ERISA.

(n)

HealthCare Regulatory Compliance.  To Seller’s actual knowledge, there are no actions, proceedings, or investigations pending or threatened, and Seller has not received any notice of same, regarding any non-compliance with any healthcare law with respect to the Facilities.

(o)	Tax Matters. All tax returns required to have been filed by Seller have been timely filed.

Whenever any representation or warranty of Seller is stated in this Agreement to be “to Seller’s knowledge” or words of similar import, such words mean and are strictly limited and confined to the actual present knowledge, without any obligation of inquiry or investigation, of Jeff Smith. Notwithstanding the foregoing provisions of this Section 9.2, if after the Effective Date and prior to the Closing Date, Seller learns of any actual or alleged material inaccuracy in such representations or warranties, Seller will promptly advise Buyer thereof. Seller’s representations and warranties in this Section 9.2 will survive the Closing Date for a period of twelve (12) months, but not thereafter, the parties intending that all suits or actions for breach of any such representations or warranties must be brought within such twelve (12) -month period or be forever barred; provided, however, (1) The Seller’s representations and warranties in subsections (a), (b), (c), and (m) shall survive indefinitely, (2) Seller’s total liability post-Closing for breach of its representations and warranties as contained in Section 9.2 may in no event exceed an amount equal to $2,500,000 (the “Maximum Loss Amount”), and (3) Seller has no liability whatsoever to Buyer with respect to a breach of any of Seller’s representations and warranties if Buyer obtains knowledge of a fact or circumstance the existence of which constitutes a breach of Seller’s representations and warranties prior to the Closing Date if Buyer proceeds to Closing, and the applicable representation or warranty will be deemed automatically amended to conform with the knowledge of Buyer as of the Closing Date. For the purposes of this Section 9.2, Buyer is deemed to have knowledge of any fact or circumstance set forth in any environmental assessment or other report received by Buyer prior to Closing, and the representations and warranties herein contained will be deemed automatically modified to the extent information contained in any environmental assessment or other report received by Buyer prior to Closing, or any other information known to Buyer prior to Closing, is inconsistent with the matters covered herein. Notwithstanding anything in this Agreement to the contrary, (I) Seller’s indemnity obligations in Section 11 of this Agreement, (II) Seller’s liability for attorneys’ fees provided in this Agreement, and (III) claims arising as a result of fraud or intentional misrepresentation, will each not be subject to the Maximum Loss Amount, and there will be no limit on Seller’s liability or obligations with respect to (I), (II) or (III).

9.3    LIMITATION ON SELLER’S REPRESENTATIONS AND WARRANTIES. BUYER RECOGNIZES THAT, IN CONNECTION WITH ITS MANAGEMENT OF THE FACILITIES, BUYER IS FAMILIAR WITH THE CONDITION AND NATURE OF THE PROPERTY. EXCEPT AS EXPRESSLY REPRESENTED OR WARRANTED IN THIS AGREEMENT, BUYER ACKNOWLEDGES THAT NEITHER SELLER NOR ANY AGENT, OFFICER, EMPLOYEE, SERVANT OR REPRESENTATIVE OF SELLER HAS MADE ANY STATEMENT OR REPRESENTATION (WHETHER ORAL OR IN WRITING) REGARDING THE SUBJECT MATTER OF THIS TRANSACTION OR ANY FACT THEREOF, INCLUDING WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ANY STATEMENT OR REPRESENTATION AS TO THE PHYSICAL NATURE OR CONDITION OF THE PROPERTY, SOIL AND SUBSOIL CONDITIONS, SURFACE WATER, UNDERGROUND WATER, THE PROPERTY’S FEASIBILITY FOR ANY PARTICULAR PURPOSE, DEVELOPMENT, USE, IMPROVEMENT OR OPERATION, OR ANY OTHER MATTER OR THING AFFECTING OR RELATED TO THE PROPERTY OR ANY FUTURE USE, IMPLEMENTATION, DEVELOPMENT, ENJOYMENT OR OPERATION THEREOF. BUYER AGREES THAT BUYER, IN EXECUTING, DELIVERING AND/OR PERFORMING THIS AGREEMENT, HAS NOT AND DOES NOT RELY UPON, AND THAT SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY, ANY EXPRESS OR IMPLIED WARRANTY (INCLUDING ANY WARRANTY AS TO THE PROPERTY’S FITNESS FOR A PARTICULAR USE OR PURPOSE), GUARANTY, PROMISE, STATEMENT, REPRESENTATION, ASSURANCE, PROPOSAL OR INFORMATION PERTAINING TO THE PROPERTY OR THE PROPERTY’S ZONING, POTENTIAL USE OR DEVELOPMENT, MADE OR FURNISHED BY SELLER OR BY ANY AGENT, OFFICER, EMPLOYEE, SERVANT OR OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT SELLER, EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, TO WHOMSOEVER MADE OR GIVEN DIRECTLY OR INDIRECTLY, VERBALLY OR IN WRITING. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER ACCEPTS THE PROPERTY IN “AS IS” CONDITION “WITH ALL FAULTS.” WITHOUT LIMITATION OF THE PRECEDING SENTENCE, BUYER’S SAID ACCEPTANCE OF THE PROPERTY “AS IS” AND “WITH ALL FAULTS” RELEASES SELLER FROM ANY AND ALL CLAIMS OR LIABILITY RELATING TO OR ARISING UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT (42 U.S.C. § 92601 et seq.) OR ANY OTHER ENVIRONMENTAL LAW OR CAUSE OF ACTION RELATED TO THE ENVIRONMENT. THE ACCEPTANCE OF THE DEEDS BY BUYER IS DEEMED TO BE A FULL AND COMPLETE PERFORMANCE, SATISFACTION AND DISCHARGE OF EVERY AGREEMENT, COVENANT AND OBLIGATION ON THE PART OF SELLER HEREUNDER AND NO REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT, EXPRESS OR IMPLIED, OF SELLER WILL SURVIVE THE CONVEYANCE OF TITLE EXCEPT THOSE, IF ANY, WHICH ARE HEREIN SPECIFICALLY STATED TO SURVIVE THE CLOSING.

SELLER MAY HAVE FURNISHED BUYER WITH CERTAIN STUDIES, REPORTS OR OTHER INFORMATION IN SELLER’S POSSESSION WITH RESPECT TO THE PROPERTY, INCLUDING ENVIRONMENTAL STUDIES AND SURVEYS. AS AN ACCOMMODATION TO BUYER, SELLER MAY HAVE FURNISHED TO BUYER SUCH INFORMATION; PROVIDED, HOWEVER, BUYER HEREBY ACKNOWLEDGES AND AGREES THAT SELLER MAKES ABSOLUTELY NO REPRESENTATION OR WARRANTY WHATSOEVER WITH RESPECT TO ANY SUCH STUDIES, REPORTS OR INFORMATION PROVIDED BY SELLER TO BUYER. BUYER ACKNOWLEDGES AND AGREES THAT BUYER IS REQUIRED TO VERIFY THE ACCURACY AND DETAILS OF ALL SUCH STUDIES, REPORTS AND INFORMATION SO PROVIDED BY SELLER TO BUYER IN SUCH MANNER AS BUYER DEEMS APPROPRIATE.

9.4    Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the following are true and correct as of the Effective Date and as of the Closing Date:

(a)    Formation and Good Standing. Buyer is a limited partnership duly organized and in good standing under the laws of the State of Delaware and is authorized to consummate the transactions contemplated by this Agreement and, on the Closing Date, any Buyer-related entity to which any portion of the Property will be conveyed will be qualified to do business in the state in which such Property is located.

(b)    Executive Orders. Buyer is not and is not acting, directly or indirectly, for, or on behalf of, any person or Governmental Authority named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or named by the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked Person or Governmental Authority pursuant to any Legal Requirement that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in the transaction contemplated by this Agreement, directly or indirectly, on behalf of, or instigating or facilitating the transaction contemplated by this Agreement, directly or indirectly, on behalf of, any such person or Governmental Authority.

10.    Default.

10.1    Default by Seller. If the sale of the Property is not consummated due to Seller’s default or breach of this Agreement, if Seller’s warranties and representations are materially untrue, or if Seller fails to perform any of Seller’s material covenants under this Agreement, and in each case such default or breach remains uncured following fifteen (15) days’ notice from Buyer to Seller, Buyer may, as Buyer’s sole and exclusive remedy, elect to either (i) terminate this Agreement, in which event the Deposit will be returned to Buyer on written demand and Seller shall reimburse Buyer for its actual out-of-pocket expenses and due diligence costs pertaining to this transaction, including without limitation, those incurred in studying the Property, and the costs and expenses incurred in negotiation of this Agreement, not to exceed $250,000 in the aggregate (collectively “Buyer’s Costs”), or (ii) pursue a claim for specific performance (the “Specific Performance Right”) of Seller’s obligation to convey title to the Property to Buyer pursuant to this Agreement, which claim for specific performance must be filed within 90 days after the scheduled Closing Date. Upon any such termination pursuant to option (i) above, the Deposit shall be immediately paid to Buyer, Seller shall pay Buyer’s Costs within ten (10) calendar days of Seller’s receipt of a written accounting thereof accompanied by reasonably supporting backup, such invoices and receipts, and this Agreement and all rights and obligations created hereunder shall be deemed of no further force or effect except for those which are expressly stated to survive. The terms of the preceding sentences of this Section 10.1 constitute Buyer’s sole and exclusive rights and remedies in the event the sale is not consummated due to a breach or default hereunder by Seller prior to Closing, and Buyer hereby irrevocably waives and relinquishes any and all other rights, in equity or at law, which it might otherwise have against Seller, including, but not limited to, any action for damages against Seller in relation to Seller’s breach or default hereunder.

10.2    Default by Buyer. If Buyer defaults in any manner under this Agreement or fails to consummate the transaction contemplated herein for any reason except for (i) any permissible reasons set forth herein, or (ii) Seller’s failure to close in accordance with the requirements of this Agreement, Seller as its sole and exclusive remedy shall be entitled to receive the Deposit, such sum being agreed upon as liquidated damages for the failure of Buyer to perform the duties, liabilities and obligations imposed on Buyer by the terms and provisions of this Agreement and because of the difficulty, inconvenience and uncertainty of ascertaining actual damages. No other damages, rights or remedies (including, but not limited to any right to enforce specific performance) are collectible, enforceable or available to Seller other than as provided in this Section 10.2. The Deposit constitutes Seller’s total damages and relief hereunder in such event.

THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES IN THE EVENT OF BUYER’S DEFAULT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE EFFECTIVE DATE, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR AS A RESULT OF A DEFAULT BY BUYER UNDER THIS AGREEMENT AND IS NOT INTENDED OR CONSIDERED TO BE A PENALTY.

10.3    Attorneys’ Fees and Costs. In the event of any litigation between the parties arising out of this Agreement or the collection of any funds due Buyer or Seller pursuant to this Agreement, the prevailing party is entitled to recover from the non-prevailing party all reasonable and actual costs incurred in connection therewith, including without limitation reasonable attorneys’ and paralegals’ fees and costs, whether such fees and costs are incurred at trial, on appeal or in any bankruptcy proceedings.

10.4    Survival. The obligations of the parties set forth in this Section 10 shall survive the termination of this Agreement and/or the Closing.

11.    Brokerage Commission. Seller and Buyer warrant each to the other that they have not dealt with any real estate brokers with regard to this transaction. Buyer will indemnify and hold harmless Seller from any and all commissions claimed by any broker or third party arising by virtue of this transaction whose commissions might legally arise from acts of Buyer. Seller will indemnify and hold harmless Buyer from any and all commissions claimed by any broker (including Broker) or third party arising by virtue of this transaction whose commissions might legally arise from acts of Seller. The obligations of indemnity of Buyer and Seller as contained in this Section 11 will survive the Closing.

12.    Escrow Procedure. Title Company, by acceptance of the funds deposited by Buyer hereunder, agrees to hold such funds and to disburse the same only in accordance with the terms and conditions of this Agreement. In the event of a termination of this Agreement or a default under this Agreement, the Deposit will be delivered or disbursed by Title Company as provided in this Agreement. Title Company waives any termination fees if the transaction contemplated by this Agreement is terminated prior to Closing.

13.    Seller’s Interim Covenants. From the Effective Date until the Closing Date or earlier termination of this Agreement, Seller will:

13.1    No Encumbrance. Except as may be expressly contemplated by the terms of this Agreement, not lien, encumber, assign, or pledge any interest in the Property, or any part of Property, without the prior written consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed.

13.2    No Leases. Not, without the prior written consent of Buyer, enter into any new lease for the Property or any portion thereof which will extend past the Closing Date, except that Seller may enter into agreements with residents of the Facilities in the ordinary course of business.

13.3    Notices. Provide Buyer with a copy of any material written notices or orders received by Seller from (or issued by Seller to) any governmental agency or other similar entity with jurisdiction over the Property relating to the Property.

13.4    Entitlements. Not apply for or consent to any change or modification with respect to the zoning, development or use of any portion of the Property without Buyer’s prior written consent.

13.5    Operations. Seller shall have the right and obligation to use commercially reasonable efforts to continue to carry on business and operations at the Property and Facilities in a reasonable manner and in the ordinary course of business, in a manner consistent with that practiced by Seller prior to the Effective Date..

13.6    Material Contracts. Seller shall not, outside the ordinary course of business consistent with past practice, materially modify, terminate, or enter into, any material contracts affecting the Facilities without Buyer’s written consent, provided, however, that Seller may take any such action (i) as required by applicable Law, and (ii) in connection with the expiration of any contract in accordance with its terms.

13.7    Transfer/Disposition. Seller shall not, other than in the ordinary course of business consistent with past practice, sell, transfer or dispose of any of the Acquired Assets except for disposition of obsolete, worn-out, or replaced assets.

13.8    Permits and Certifications. Seller shall use commercially reasonable efforts to maintain all its existing and material permits, licenses, and health care program certifications related to the Facilities in good standing.

13.9    Notice of Material Adverse Effects. Seller shall promptly notify Buyer upon Seller’s knowledge of (i) any written complaint, notice of deficiency, investigation, or proceeding by any governmental authority, or (ii) any written claim or threatened claim by a third party, in each case relating to the Acquired Assets or the Facilities that would reasonably be expected to have a material adverse effect on the Acquired Assets or the operation of the Facilities.

14.    Miscellaneous Provisions.

14.1    Assignment. Buyer may not assign its rights under this Agreement without the prior written consent of Seller, except that Buyer may, without the prior consent of Seller, assign its rights under this Agreement to any trust, corporation, partnership or limited liability company controlling, controlled by, under common control with Buyer, or under the control of any principals of Buyer, upon written notice to Seller and Title Company accompanied by a copy of the assignment document, all of which must be delivered to Seller and Title Company prior to Closing. Any assignment is subject to all the provisions, terms, covenants and conditions of this Agreement, and the assignor will continue to be and remain primarily liable under this Agreement. For the sake of clarity, Buyer’s rights hereunder may be assigned to more than one assignee conforming to the foregoing requirements.

14.2    Notices. All notices which are required or permitted hereunder must be in writing and will be deemed to have been given, delivered or made, as the case may be (notwithstanding lack of actual receipt by the addressee) (i) when delivered by personal delivery, (ii) three business days after having been deposited in the United States mail, certified or registered, return receipt requested, sufficient postage affixed and prepaid, (iii) one business day after having been deposited with an expedited, overnight courier service, or (iv) when delivered by email; provided, that any emailed notice purporting to either terminate this Agreement or provide notice of an asserted failure, breach or default by the other party must be followed by a hard copy thereof given within one business day thereafter that is delivered in accordance with one of the preceding subsections (i)-(iii), unless receipt of such hard copy is expressly waived by a reply email from the recipient party in response to such notice email. Any notice given by counsel to either party constitutes a notice given by and binding on the represented party. All notices shall be addressed as follows:

Buyer:	NATIONAL HEALTHCARE CORPORATION
Attn: Stephen F. Flatt, CEO
100 E. Vine Street
Murfreesboro, TN 37130
Sflatt@nhccare.com

With a copy to:	NATIONAL HEALTHCARE CORPORATION
Attn: Josh A. McCreary
General Counsel / SVP / Secretary
100 E. Vine Street
Murfreesboro, TN 37130
Josh.mccreary@nhccare.com

With a copy to:	Sheppard, Mullin, Richter & Hampton LLP
Attn: Scott Timpe & Tim Reimers
350 South Grand Avenue, 40th Floor
Los Angeles, CA 90071
stimpe@sheppard.com; treimers@sheppard.com

Seller:	NATIONAL HEALTH CORPORATION
Attn: Jeff Smith
jsmith@nhccare.com

With a copy to:	Stonehaven Trust Company
Attn: Mark Shorthouse
1050 Crown Pointe Parkway, Suite 340
Atlanta, GA 30338
mshorthouse@stonehaventrust.com

With a copy to:	Polsinelli PC
Attn: Sean Power
900 W 48th Place, Suite 900
Kansas City, MO 64112
spower@polsinelli.com

And a copy to:	Polsinelli PC
Attn: James Bergin
900 W 48th Place, Suite 900
Kansas City, MO 64112
jbergin@polsinelli.com

Title Company:	First American Title Company
Attn: Susan Felts
511 Union Street, Suite 1600
Nashville, TN 37219
sfelts@firstam.com

Any party may change the address to which its notices are sent by giving the other party written notice of any such change in the manner provided in this Section 14.2, but notice of change of address is effective only upon receipt.

14.3    Entire Agreement. This Agreement embodies and constitutes the entire understanding among the parties with respect to the transaction contemplated herein, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

14.4    Section 1031. Either party may elect to assign this Agreement to a qualified intermediary or third party to complete a like kind exchange of property in accordance with Section 1031 of the Internal Revenue Code of 1987, as amended. Any such election shall be at no cost or liability to the other party. Should this Agreement become part of a Section 1031 transaction, the non-electing party may enforce any and all representations, warranties, covenants and other obligations of the electing party under this Agreement directly against the electing party.

14.5    Survival of Provisions. To the extent that the performance of any covenant or other obligation of a party in or pursuant to this Agreement or the closing documents executed hereunder is contemplated to occur or continue after the Closing, the same shall not merge with the transfer of title to the Property, but shall remain in effect until fulfilled (subject to any express limitation thereon set forth in this Agreement).

14.6    Applicable Law. This Agreement is governed by and must be construed in accordance with the laws of the State of Tennessee. The parties consent to jurisdiction and venue in Davidson County, Tennessee, and agree that such jurisdiction and venue is the sole and exclusive venue for any and all actions or disputes related to this Agreement or any related instruments.

14.7    Headings. Descriptive headings are for convenience only and do not control or affect the meaning or construction of any provision of this Agreement.

14.8    Binding Effect. Subject to the provisions of Section 14.1, this Agreement is binding upon and inures to the benefit of the parties hereto and their successors and assigns.

14.9    Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which constitutes an original instrument, and all such counterparts together constitute one and the same instrument. Signatures to this Agreement delivered via facsimile, .pdf or other electronically transmittable means will have the same force and effect as originals.

14.10    Interpretation. Whenever the context hereof requires, the singular includes the plural, the male gender includes the female gender and neuter and vice versa. This Agreement and any related instruments may not be construed more strictly against one party than against the other by virtue of the fact that initial drafts were made and prepared by counsel for one of the parties because this Agreement and any related instruments are the product of extensive negotiations between the parties and both parties have contributed substantially and materially to the final preparation of this Agreement and all related instruments.

14.11    Severability. If any one or more of the provisions contained in this Agreement are for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision hereof, and this Agreement will be construed as if such invalid, illegal or unenforceable provision was never contained herein.

14.12    Time of Essence. Time is of the essence of each and every term, provision and covenant of this Agreement. Unless elsewhere herein expressly provided to the contrary, the expiration of any period of time prescribed in this Agreement will occur at 11:59 p.m. of the last day of the period. Should any period of time prescribed herein end on a Saturday, Sunday or legal holiday (recognized in Murfreesboro, Tennessee), the period of time will automatically be extended to 11:59 p.m. of the next full business day.

14.13    No Waiver. Neither the failure of either party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof, constitutes a waiver of either party’s right to demand exact compliance with the terms hereof.

14.14    IRS Reporting Requirements. Section 6045(e) of the Internal Revenue Code of 1986 requires that notice of the sale and purchase of the Property described in this Agreement be provided to the Internal Revenue Service (“IRS”) by preparation of and filing with the IRS of IRS Form 1099-S. Seller and Buyer will furnish and provide to Title Company all information that Title Company may require in order for Title Company to (a) comply with all instructions to the IRS Form 1099-S in the preparation thereof, and (b) prepare and timely file with the IRS said IRS Form 1099-S with respect to this transaction.

14.15    Agreement Not Recordable. Neither this Agreement nor any notice hereof may be recorded by any party hereto, or any agent of same, in any public records. Buyer will not attempt to record this Agreement or any notice thereof and that any attempt to record this Agreement or any notice thereof constitutes a default on the part of Buyer hereunder.

14.16    Return of Documents. If this Agreement is terminated or cancelled without Buyer acquiring the Property, Buyer must, within five days after request from Seller, deliver to Seller all Property Information and all other information furnished to Buyer from Seller with respect to the Property, but Buyer may retain a copy of such documentation to the extent required for auditing or regulatory compliance purposes, and Buyer need not delete electronic archives.

14.17    Confidentiality. Both Seller and Buyer agree to maintain confidentiality regarding the terms and conditions of this Agreement and any negotiations thereof, information learned relating to the condition of the Property, and any financial information of the other party; provided, however, nothing in this Section 14.17 shall prevent Buyer or Seller from disclosing such matters to its officers, employees, investment managers, investors, consultants, title companies, surveyors, attorneys, lenders and advisors who are bound by obligations of confidentiality to the disclosing party, or to governmental entities for incentive or approval purposes or as required by law. Further, Buyer is expressly permitted, following execution of this Agreement, to file any required 8K with the SEC along with a copy of this Agreement and associated press releases and thereafter, following the Closing, to issue an 8K and press releases or announcements relating Buyer’s acquisition of the Property, so long as such press releases/announcements do not contain confidential information of Seller.

14.18    Management Agreements. The parties recognize that management of the Facilities in Tennessee is presently provided for pursuant to that certain Management Agreement dated January 20, 1988, by and between Tennessee HealthCare Advisors, LLC, successor by assignment from NATIONAL HEALTHCORP L.P., and Seller, as successor by change of name from NHESOP, Inc. (the “Original Management Agreement”), as amended by a certain First Amendment, that Second Amendment dated as of January 1, 2003, that Third Amendment dated as of January 1, 2008, and that Fourth Amendment dated as of January 1, 2018, and that the management of the Facility in Sumter, South Carolina is presently provided for pursuant to that certain Management Agreement by and between Seller and South Carolina HealthCare Advisors, LLC, as partial successor in interest to NATIONAL HEALTHCORP L.P. under the Original Management Agreement, as amended (each, with respect to the Facilities to which it pertains, a “Management Agreement” and together, the “Management Agreements”). The parties shall execute a commercially-reasonable, mutually agreed upon termination of each Management Agreement with respect to the Facilities at Closing (the “Management Agreement Termination”).

14.19    Service Contracts Assignment. At Closing, Seller and Buyer shall additionally execute a commercially-reasonable, mutually agreed upon agreement by which Seller assigns, and Buyer assumes, all utility, service, equipment, repair, engineering, vendor, and other contracts pertaining to Seller’s ownership, use, and operation of the Property (but excluding any employment contracts) (the “Service Contracts”; such assignment agreement the “Service Contracts Assignment”) as Buyer indicates in writing that it wishes to assume (the “Service Contracts Assignment”) and to the extent assignable by Seller (provided, if there is any penalty or additional payment for the Service Contract Assignment, Buyer shall pay such penalty or payment) and Seller shall provide reasonable evidence of termination of all Service Contracts not so assigned and assumed.

14.20    Escrow Agreement. At or prior to Closing, the amount of two million dollars ($2,000,000.00) of the Purchase Price (the “Escrow Fund”) shall be deposited with Escrow Agent at Closing under a separate escrow agreement (the “Escrow Agreement”). The parties shall agree on the form of such Escrow Agreement, which shall be commercially reasonable and also acceptable to the Escrow Agent. The Escrow Fund shall be available for a period of twelve (12) months following Closing to compensate Buyer for indemnification claims arising under or pursuant to the terms and provisions of this Agreement and/or the OTA, including (i) any PPP loan(s) and/or government stimulus money received by Seller because of the COVID-19 pandemic that is recouped, subject to recoupment, or claimed by the government; and/or (ii) any and all losses (whether or not involving a third-party claim) paid, incurred, sustained or accrued by Buyer as a result of (A) any breach or violation of, or inaccuracy in, any representation or warranty or a breach of this Agreement, and/or (B) any liability unknown to Buyer at Closing and undisclosed by Seller; and/or (C) any amount subject to “clawback” by Medicare/Medicaid. Any portion of the Escrow Fund remaining after twelve (12) months shall be distributed outright to Seller.

14.21    Employees. Seller shall remain liable for all wages, benefits, and withholdings associated with the employees at the Facilities that accrue prior to Closing and shall hold Buyer harmless from and against same. At Closing, Buyer will execute Seller’s standard Employee Leasing/Service Agreement(s) with respect to each of the Facilities and assume responsibility for all payroll costs effective on and following the Closing Date to the extent of, and as provided for, in the Employee Leasing Agreement.

14.22    Laws. As used herein, “Laws” means all applicable federal, state, local, and foreign laws, statutes, ordinances, rules, regulations, codes, orders, judgments, decrees, injunctions, writs, permits, licenses, and other legally binding requirements of any governmental authority.

[Signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement as of the Effective Date.

SELLER: NATIONAL HEALTH CORPORATION, a Tennessee Corporation

By:	/s/ Jeffrey R. Smith
Name:	Jeffrey R. Smith
Title:	President

BUYER: NHC/OP, L.P., a Delaware limited partnership By : NHC/Delaware, Inc., its General Partner

By:	/s/ Stephen F. Flatt
Name:	Stephen F. Flatt
Title:	President

LIMITED ACKNOWLEDGMENT AND AGREEMENT

Each undersigned Manager hereby acknowledges that it has received and reviewed Section 2.2 of this Agreement and agrees to be bound by, and to perform, the limited obligations expressly applicable to each Manager therein with respect to the Facilities managed by such Manager. Each Manager further acknowledges and agrees that the foregoing provisions are binding and enforceable against such Manager in accordance with the terms of this Agreement.

Tennessee Healthcare Advisors, LLC a Tennessee limited liability company By: NHC/OP, L.P., its Sole Member By: NHC/Delaware, Inc., its General Partner

By:	/s/ Stephen F. Flatt
Name:	Stephen F. Flatt
Title:	President

South Carolina Healthcare Advisors, LLC, a South Carolina limited liability company By: NHC/OP, L.P., its Sole Member By: NHC/Delaware, Inc., its General Partner

By:	/s/ Stephen F. Flatt
Name:	Stephen F. Flatt
Title:	President

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TITLE COMPANY’S ACCEPTANCE

The undersigned, First American Title Company, agrees to act as Title Company in accordance with the foregoing Agreement. Title Company’s Escrow Number is 2K6D.

First American Title Company

By:	/s/ Susan Felts
Name:	Susan Felts
Title:	Sales & Relationship Manager

Date Executed:5/14/26

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